Exhibit 4.1

FIFTH SUPPLEMENTAL INDENTURE

FROM

PUGET SOUND ENERGY, INC.

TO

U.S. BANK NATIONAL ASSOCIATION,

TRUSTEE

DATED AS OF MAY 23, 2018

SUPPLEMENTAL TO INDENTURE DATED AS OF DECEMBER 1, 1997

FIFTH SUPPLEMENTAL INDENTURE

This FIFTH SUPPLEMENTAL INDENTURE is made as of May 23, 2018 (this “Fifth Supplemental Indenture”) by PUGET SOUND ENERGY, INC., a Washington corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION (successor to State Street Bank and Trust Company, the “Prior Trustee”)), as trustee (the “Trustee”).

WHEREAS, the Company and the Prior Trustee entered into the Indenture, dated as of December 1, 1997, (the “Base Indenture” and, together with the First Supplemental Indenture dated as of December 1, 1997, the Second Supplemental Indenture dated as of March 1, 1999, the Third Supplemental Indenture dated as of October 1, 2000 and the Fourth Supplemental Indenture dated as of May 1, 2003, the “Indenture”).

WHEREAS, the Company desires to amend and restate Section 4.11 of the Base Indenture to require the Company to deliver to the Trustee on the Substitution Date Substituted Pledged First Mortgage Bonds issued by the Company under a Substituted Mortgage.

WHEREAS, the execution and delivery of this Fifth Supplemental Indenture has been duly authorized by a resolution adopted by the Board of Directors of the Company.

WHEREAS, pursuant to Section 13.01 of the Base Indenture, this Fifth Supplemental Indenture may be executed by the Company and Trustee without the consent of the Holders of any of the Notes currently outstanding.

WHEREAS, capitalized terms not defined herein shall have the meanings set forth in the Indenture.

NOW, THEREFORE, pursuant to and in compliance with Section 13.01 of the Base Indenture, the Indenture is hereby amended as follows:

ARTICLE 1

RELATION TO INDENTURE; DEFINITIONS

1.1 This Supplemental Indenture constitutes an integral part of the Indenture.

1.2 For all purposes of this Fifth Supplemental Indenture, capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Indenture.

ARTICLE 2

AMENDMENT

2.1 Section 4.11 of the Base Indenture is deleted in its entirety and is replaced with:

SECTION 4.11 PLEDGED SUBSTITUTED MORTGAGE BONDS

(a) On the Substitution Date, the Company shall deliver to the Trustee Pledged Substituted Mortgage Bonds issued by the Company under a Substituted Mortgage in an aggregate principal amount equal to the aggregate principal amount of Notes outstanding on the Substitution Date in trust for the benefit of the Holders from time to time of the Notes issued under this Indenture as security for any and all obligations of the Company under the Notes, including but not limited to, (1) the full and prompt payment of the principal of and premium, if any, on the Notes when and as the same shall become due and payable in accordance with the terms and provisions of this Indenture or the Notes, either at the stated maturity thereof, upon acceleration of the maturity thereof or upon redemption, and (2) the full and prompt payment of any interest on the Notes when and as the same shall become due and payable in accordance with the terms and provisions of this Indenture or the Notes.

(b) The Pledged Substituted Mortgage Bonds to be delivered pursuant to Section 4.11(a) shall be delivered in separate series and issues corresponding to the series and issues of Notes outstanding on the Substitution Date, each issue of Pledged Substituted Mortgage Bonds having the same stated rate or rates of interest (or interest calculated in the same manner), Interest Payment Dates, stated maturity date and redemption provisions, and in the same aggregate principal amount, as the related issue of Notes outstanding on the Substitution Date.

(c) On the Substitution Date, the Company shall also deliver to the Trustee a supplemental indenture to this Indenture that will provide, among other things, that upon the issuance of Notes hereunder on or after the Substitution Date, the Company shall deliver to the Trustee in trust for the benefit of the Holders as described in Section 4.11(a) hereof, and the Trustee shall accept therefor, a related issue of Pledged Substituted Mortgage Bonds registered in the name of the Trustee and conforming to the requirements therein specified.

ARTICLE 3

MISCELLANEOUS

3.1 Ratification of Indenture. The Indenture, as supplemented by this Fifth Supplemental Indenture, is in all respects ratified and confirmed, and this Fifth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. The provisions of this Fifth Supplemental Indenture shall supersede the provisions of the Indenture to the extent they are inconsistent herewith.

3.2 Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Fifth Supplemental Indenture.

3.3 Governing Law. This Fifth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

3.4 Separability. In case any one or more of the provisions contained in this Fifth Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Fifth Supplemental Indenture, but this Fifth Supplemental Indenture shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

3.5 Successors. Whenever in this Supplemental Indenture either of the parties hereto is named or referred to, this shall be deemed to include the successors or assigns of such party and all covenants and agreements contained in this Supplemental Indenture by or on behalf of the Company or by or on behalf of the Trustee shall bind and inure to the benefit of the respective successors and assigns of such parties, whether so expressed or not.

3.6 Counterparts. This Fifth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the date first above written.

PUGET SOUND ENERGY, INC.

By:	/s/ Daniel A. Doyle
Name:	Daniel A. Doyle
Title:	Senior Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Steven V. Vaccarello
Name:	Steven V. Vaccarello
Title:	Vice President